EXHIBIT 10.1

RIGHTNOW TECHNOLOGIES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made this _____ day of _____, _____, by and between RightNow Technologies, Inc., a Delaware corporation (the “Company”) and _______________ (“Participant”), a non-employee member of the Company’s Board of Directors (the “Board”).

1. Award.  The Company hereby grants to Participant a restricted stock unit award covering  _____ shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company according to the terms and conditions set forth herein and in the RightNow Technologies 2004 Equity Incentive Plan (the “Plan”).  Each restricted stock unit (a “Unit”) represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan.  The Units are granted under Section 6(c) of the Plan.  A copy of the Plan will be furnished upon request of Participant.

2. Vesting.  Except as otherwise provided in this Agreement, the Units shall vest in accordance with the following schedule:

On or after each of the following dates	Number of Units Vested

3. Restrictions on Transfer.  The Units may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

4. Forfeiture; Early Vesting.  If Participant’s Board service terminates prior to vesting of the Units pursuant to Section 2 or Section 4 hereof, all of Participant’s rights to all of the unvested Units shall be immediately and irrevocably forfeited, except that if Participant’s Board service terminates by reason of a Change in Control, all Units granted hereunder shall vest as of such event.  Upon forfeiture, Participant will no longer have any rights relating to the unvested Units.

For purposes of this Agreement, the following terms shall have the definitions set forth below:

 (a)           “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)           a merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii)           the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)           the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or

(iv)           a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the directors ceases, by reason of one or more contested elections for directorship, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time the Board approved such election or nomination.

(c)           Following a Change in Control, “Company” shall refer to the successor corporation in the transaction.

(d)           “Continuing Director” shall mean any person who is a member of the Board, while such a person is a member of the Board, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (A) was a member of the Board on the date of this Agreement or (B) subsequently becomes a member of the Board, if such person's initial nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors.

(e)           “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, but shall not include the Company, any subsidiary of the Company; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

5. Miscellaneous.

(a) Issuance of Shares.  As soon as administratively practicable following the Participant’s vesting date under Section 2 or Section 4 hereof, as applicable, and the Participant’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the vesting date), the Company shall cause to be issued and delivered to the Participant a certificate or certificates evidencing Shares registered in the name of the Participant (or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be) or to instruct the Company’s transfer agent to electronically deliver such shares to the respective Participant.  The number of Shares issued shall equal the number of Units vested, reduced as necessary to cover applicable withholding obligations in accordance with Section 5(c) hereof.  If it is administratively impracticable to issue Shares within the time frame described above because issuances of Shares are prohibited or restricted pursuant to the policies of the Company that are reasonably designed to ensure compliance with applicable securities laws or stock exchange rules, then such issuance shall be delayed until such prohibitions or restrictions lapse.

(b) Rights as Shareholder.  Units are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan.  Accordingly, the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 5(a) hereof.

(c) Taxes.  You acknowledge that you will consult with your personal tax advisor regarding the applicable federal, state, local or foreign tax consequences that arise in connection with this Agreement.  In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you, if and to the extent required by applicable law.

(d) Subject to Plan.  This Award is subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement.  In addition, this Award is subject to the rules and regulations promulgated pursuant to the Plan, now or hereafter in effect.  A copy of the Plan will be furnished upon request of the Participant.

(e) No Right to Continued Service.  This Agreement shall not confer on the Participant any right with respect to continuance of service to the Company, nor will it interfere in any way with the right of the Company to terminate such service at any time.

(f) Governing Law.  The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(g) Severability.  If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

(i) Section 409A Provisions.  The payment of Shares under this Agreement are intended to be exempt from the application of section 409A of the Internal Revenue Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4).  Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under section 409A of the Internal Revenue Code, as amended (“Section 409A”) and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely by reason of the occurrence of a Change in Control or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control or separation from service meet the definition of a change in ownership or control or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception).  Any payment or distribution that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.

(j) Headings.  Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

RIGHTNOW TECHNOLOGIES, INC.

By: __________________________
Greg Gianforte, Chief Executive Officer

PARTICIPANT

_____________________________
Print Name: ____________________